EXHIBIT 99


For Immediate Release




December 22, 2003

Contact: David G. Ratz, Executive Vice President & COO
         (740) 286-3283


Coffman Appointed Chief Executive Officer of Oak Hill Financial

JACKSON, Ohio, -- Oak Hill Financial, Inc. (Nasdaq: OAKF) announced today that Ralph E. "Gene" Coffman, Jr. has been named Chief Executive Officer of the company effective January 1, 2004.

Coffman, 52, succeeds long-time CEO John D. Kidd, who will remain as Chairman of Oak Hill Financial's Board of Directors and continue to be active in the company's strategic planning, long-term expansion, and investor relations functions. Coffman's appointment completes the transition anticipated in Oak Hill Financial's previously announced management succession plan.


Coffman, who also serves on the Oak Hill Financial's Board of Directors, was named President and Chief Administrative Officer January 1, 2003 and will retain the President's title in his new position. From 1999 to 2002, he served as President and CEO of the company's former Towne Bank subsidiary, which was merged into its Oak Hill Banks subsidiary in late 2002.


Commenting on Coffman's appointment, Kidd said, "Gene has been a major contributor to our success over the past several years, and he is highly qualified to become CEO. I have absolute confidence that he will do an outstanding job in continuing to move the company forward and building shareholder value."


A 30-year financial industry veteran, Coffman joined Oak Hill Financial in 1996. Prior to becoming CEO of Towne Bank, he served as an Executive Vice President, Senior Vice President, and Area President for Oak Hill Banks. Previously, he was President and CEO of American Community Bank in Lima, Ohio, a Regional President with BancOhio (now National City Bank), and a Regional Vice President of Florida National Bank. Coffman is a graduate of Franklin University in Columbus, Ohio.


Kidd, 63, joined the former Oak Hill Savings Bank as Executive Vice President and CEO in 1970 after several years as a CPA with the accounting firm now known as Grant Thornton LLP. He has been CEO and a director of Oak Hill Financial since its formation as the bank's holding company in 1981. He held the President's title from 1995 to 2002 and was named Chairman on January 1, 2003.


During Kidd's 33-year tenure, Oak Hill Financial has grown from two banking facilities and $12 million in assets to 25 full-service banking offices, five bank loan offices, six consumer finance offices, and $904 million in assets at September 30, 2003. Since leading the company through its initial public offering in October of 1995, Kidd has overseen two bank acquisitions that added $180 million in assets, internal asset growth in excess of $500 million, an expansion of the company's geographic footprint from four to fifteen Southern Ohio counties, and strong earnings performance that has resulted in a four-fold increase in the price of the company's common stock since the IPO.


Commenting on his appointment, Coffman said, "I'm very grateful for this opportunity, and I appreciate the confidence that Jack and the Board of Directors have shown in me. Jack's track record has been exceptional, and I'm going to do whatever it takes to keep our momentum going."


When asked about his plans for the company, Coffman added, "We are going to continue on the same course that has made us successful. My basic plan is to build on the foundation that Jack has put in place and to continue to provide outstanding service to our customers and a superior return to our shareholders. From a strategy standpoint, you can expect us to stay focused on expansion, both internal and in pursuit of acquisition opportunities. Also, we've worked very hard to keep our costs in line, and we will continue to keep a close eye on our efficiency ratio. We will emphasize top-line revenue growth through aggressive expansion and business development efforts and diversification of revenues through acquisitions and new product development. Finally, we are going to make sure we have the systems and controls in place to meet our obligation to our customers, shareholders, and regulatory agencies that we always operate in a safe and responsible manner."


In addition to Oak Hill Banks, Oak Hill Financial also operates consumer finance specialist Action Finance Company, employee benefits agency McNelly, Patrick & Associates, and Oak Hill Title Agency.